EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Hi-Tech Pharmacal Co., Inc. (the “Company”) on Form S-8 (File No. 333-139796) and Form S-8 (File No. 333-126872) of our reports, dated July 11, 2008, with respect to our audits of the financial statements of the Company as of April 30, 2008 and 2007 and for each of the years in the three-year period ended April 30, 2008, and our report dated July 11, 2008 on our audit of the Company’s internal control over financial reporting as of April 30, 2008, included in this Annual Report on Form 10-K.

Eisner LLP

New York, New York

July 11, 2008